Exhibit 99.2
CORPORATE PARTICIPANTS
   Teresa Hess
   Tecumseh Products Company — Director, Financial Reporting & IR
   Jim Wainright
   Tecumseh Products Company — Acting President
   Jim Nicholson
   Tecumseh Products Company — VP, Treasurer & CFO
CONFERENCE CALL PARTICIPANTS
   Charlie Rentschler
   Wall Street Access — Analyst
PRESENTATION
Operator
Good morning and welcome to Tecumseh Products Company’s third quarter 2009 earnings conference call. All participants will be in a listen-only mode until the question-and-answer session of the conference. This conference call is being recorded at the request of Tecumseh Products. If anyone has any objections, you may disconnect at this time.
I would now like to introduce Ms. Teresa Hess, Director of Financial Reporting and Investor Relations at Tecumseh Products. Ms. Hess, you may proceed.
Teresa Hess - Tecumseh Products Company — Director, Financial Reporting & IR
Thank you, Jamie. Good morning, everyone, and welcome to Tecumseh Products third quarter 2009 conference call. I am joined on the call today by Jim Wainright, President, Jim Nicholson, Vice President, Treasurer and Chief Financial Officer, and Lynn Dennison, Vice President, Law and Risk Management, Secretary, and General Counsel.
Yesterday afternoon we announced the Company’s third quarter results for the period ended September 30, 2009. Please note that the release is available on many news sites and it can be viewed on our corporate website at www.Tecumseh.com. Also this call is being simultaneously broadcast on the internet and will be archived for replay starting this afternoon. The replay can also be accessed at our website.
Before I turn the call over to Jim Wainright to comment on our results, I would like to remind you that this conference call contains certain statements regarding the Company’s plans and expectations, which are forward-looking statements and are made pursuant to the Safe Harbor provision of the Securities Litigation reform Act of 1995.
These forward-looking statements reflect the Company’s views at the time such statements are made with respect to the Company’s future plans, objectives, events, and financial results such as revenues, expenses, income, earnings per share, operating margins, financial position, expected results of operation, and other financial items, as well as industry trends and observations. In addition, words such as estimate, expect, intend, should, could, will, and variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.
There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk factors exist and new risk factors emerge from time to time that may cause actual results to differ materially from those contained in the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend, or clarify forward-looking statements.
In addition to the foregoing, several risk factors are discussed in the Company’s most recently filed annual report on 10-K and other SEC filings under the titles Risk Factors or Cautionary Statements Related to Forward-Looking Statements. And those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated by reference in this call.
With that said, I would now like to turn the call over to Jim Wainright, President of Tecumseh Products. Unfortunately, for his first call Jim has a bit of laryngitis today, so we’re glad he’s still able to join us.
Jim Wainright - Tecumseh Products Company — Acting President
Thanks Teresa. Good morning and welcome to our third quarter 2009 conference call. Today, we have a number of items to cover, but first let me acknowledge how pleased I am to have this opportunity to discuss our results with you today. Having been named Acting President a little more than a month ago, I’m making every effort to ensure that Tecumseh’s team continues working hard to return the company to profitability, enhance cash flow, and improve our operating efficiencies. And speaking from my new vantage, I’m pleased to report my confidence in Tecumseh’s future.
We’ll start the call today with a few high level comments to establish some context for our third quarter results, including the impact of the broader markets and global economic conditions. And then I’ll have our Vice President, Treasurer, and Chief Financial Officer, Jim Nicholson, cover those financial results in some greater detail. After that review, I would like to share with you our progress — the progress we are making to improve our results and the actions we are taking to pave the way for Tecumseh’s future success. I will continue our formal comments with our view of the remainder of the year and finally we will open the call up for your questions.
Overall, the third quarter margin improved from the first half of the year. While we continue to face a significant drop in volume, the magnitude of the decline wasn’t nearly as large as we experienced in the preceding two quarters. And despite the volume decline, we were able to show some improvement in our results versus prior year third quarter. That said, we are still not satisfied with our overall financial performance and we are committed to improving it.
In the third quarter, we saw signs of economic improvement, which helped to begin reversing the trend we saw in the first half. After removing the effect of currency translation, our first quarter sales ran approximately 36% below the prior year. Our third quarter was 32% below the prior year. In the third quarter, after removing the effect of currency translation, our sales ran just 12.5% below prior year. While we cannot say with any certainty that we are out of the recessionary woods, we view this as an encouraging indication that we may have seen the worst of the current downturn.
Although we have made significant progress in removing costs from our production, those efforts proved insufficient when compared with the magnitude of the sales decline we’ve seen so far in 2009. As we deal with the ongoing global economic weakness associated downward pressure on our revenues, we continue to aggressively — to control cost and improve efficiencies across our operations. While resizing our business to better reflect current level of global demand, after reducing our headcount by approximately 2,400 in 2008, we have made additional reductions of 770 positions in the first nine months of 2009. In the third quarter, headcount reductions were primarily in Brazil and to a lesser extent in North America. We are currently working on a plan in Europe that will reduce headcount in Europe by approximately 120 people and we expect this will result in a restructuring charge in the fourth quarter.
In terms of selling and administrative costs, excluding unusual items we reduced our costs by $3.7 million in the third quarter. Overall, despite all our efforts, we reported a net loss from continuing operations of $16.2 million or $0.87 per share. While these results don’t reflect our objectives for the business, they nonetheless represent a substantial improvement over our loss of $36.5 million we recorded in the third quarter of 2008, despite the lower volumes in the current year.
Now to comment on our third quarter financial results, I will turn the call over to Jim Nicholson.
Jim Nicholson - Tecumseh Products Company — VP, Treasurer & CFO

Thanks, Jim. As Jim explained, the continued global economic slowdown had a significant detrimental impact on our financial results. We continued our efforts to control costs and to balance output with current demand. However, our volumes continued at a level that could not support even our reduced infrastructure.
On the bottom line, we reported a net loss of $14.1 million or $0.76 per share for the third quarter of 2009 versus a net loss of $13.2 million or $0.71 per share in the year ago quarter. However, since prior year results were significantly and favorably impacted by discontinued operations, it might be helpful to look at results from continuing operations as they may be more indicative of underlying performance. Again, as Jim mentioned, the loss from continuing operations for the current year was $16.2 million or $0.87 per share, compared to a loss from continuing operations of $36.5 million or $1.98 per share in the third quarter a year ago.
Our operating loss was $14.4 million for the third quarter of 2009 compared with an operating loss of $32.4 million in the same quarter last year. Operating results included impairments, restructuring, and other charges of $3.6 million versus $16.2 million in the third quarter of 2008. The charges in the third quarter were partly the result of severance costs for employees terminated during the period.
In addition, $1.5 million in expense in the third quarter of 2009 was the result of the write-off of prepaid expenses for outside sales support, upon the determination that these services would not longer provide benefit to the Company over the upcoming year. We also recorded a $1 million charge in the third quarter of 2009 to reflect the impairment of our investment in a Company that filed for bankruptcy.
Excluding impairments, restructuring, and other charges, the operating loss amounted to $10.8 million in the third quarter of 2009 versus $16.2 million in the third quarter last year, or an improvement of $5.4 million. The improvement in the operating loss was made in the face of much lower unit volumes this year compared to last year, and was driven by improvements in productivity, favorable currency impacts, and improved commodity costs.
Consolidated net sales for the quarter fell $48.2 million to $208.0 million from $256.2 million in the third quarter of 2008. Excluding the impact of currency translation, consolidated net sales declined by $32 million or 12.5% in the quarter. Our press release breaks down the total $48.2 million year-over-year decline in net sales in the third quarter by application. The declines were driven by constrained consumer demand along with lower commercial and after market demand as our customers continue to bring inventory levels into balance with lower levels of economic activity.
Gross margin improved slightly to $18.6 million from $17.5 million in the third quarter of 2008. However, on a percentage of sales basis, gross margin improved by 210 basis points, moving from 6.8% to 8.9%. Gross margin in last year’s third quarter was impacted by the rapid drop in volumes in the face of higher fixed costs. Over the course of 2009, we have worked to reduce our fixed cost structure to be more in line with current activity levels, as well as reducing our variable cost structure by repositioning production capabilities to lower cost locations. The results of those efforts are apparent in the improved gross profit levels during the quarter.
Selling and administrative expenses decreased $4.3 million or — to $29.4 million in the third quarter of 2009. But as a percentage of sales, they increased to 14.1% from 13.2%, driven by the much lower revenues in the period. We spent $4.5 million in the third quarter for professional fees incurred outside the normal course of business, primarily for legal fees for corporate governance issues. These expenditures marked a $0.6 million decrease in such fees compared to the third quarter of 2008.
Given that the proxy contest concluded during the third quarter and the level of activity related to the antitrust matter is declining somewhat, we expect such costs in the future to be substantially lower. Otherwise, all other selling and administrative expenses decreased in aggregate by approximately $3.7 million in the third quarter 2009 versus the same period in 2008.
Turning to cash flow, cash flow used in operations during the first nine months of 2009 amounted to $10.8 million compared with cash provided by operations of $24.1 million in the comparable period in 2008. Year-to-date 2009 operating cash flow declines were driven by our net loss, exclusive of depreciation, of $32.1 million. A refund totaling $14.9 million that we received in the quarter for federal income taxes also boosted cash balances. Cash flows for working capital items, excluding the effects of currency exchange, were positive in the aggregate and included proceeds from a decrease in inventory of $31.0 million, offset by reductions in payables and other accrued expenses of $7.8 million.
In 2008, the $80 million in net proceeds realized from the reversion of the Company’s salaried retirement plan was the major driver for increases in cash. Excluding the one-time items in each period, cash flows used by operations improved from $55.9 million to $25.7 million for the first nine months of the year. As cash used from operations amounted to $24.1 million for the — through the first six months of 2009, this means that cash used in operations in the third quarter, excluding the tax refund, was only $1.6 million, a significant improvement reflective of our cost reduction activities and better volumes.

Given the cash consumed by operations during this challenging time, total cash and cash equivalents declined by $28.2 million from the beginning of the year to $84.9 million at September 30, 2009. However, cash increased by $10.8 million from the end of the second quarter of 2009. The increase primarily reflects the increase of $14.9 million in US tax refunds net of short-term debt repayments during the quarter. Interest expense decreased by approximately $4 million to $3 million, compared to $7 million in the third quarter of 2008. The majority of the improvement in interest expense is attributable to lower levels of borrowings, including lower debt balances and accounts receivable factoring.
Now, I’ll turn the call back over to Mr. Wainright.
Jim Wainright - Tecumseh Products Company — Acting President
Thanks, Jim. Let me now cover our view of the remainder of the year. Although the first half of the year was particularly challenging, we remain convinced that we are taking the right actions for Tecumseh to start seeing more positive results as we emerge from the global recession. I believe we began to see the first signs of these improvements with our results in third quarter, as we narrowed our losses even in the face of falling declines.
Looking ahead, the first and most significant factor to discuss is volume. From where we stand today, it seems that we reached the bottom of the current volume cycle in the second quarter. Although the first half volumes are down about 34% compared to prior year, June was down 24%, the third quarter showed a significant slowing of the year-over-year decline in sales. Some of the slowing of the decline in the third quarter can be explained by the downturn of sales volumes in the third quarter of 2008. Aside from that factor, however, this trend is also seen in our sequential revenue changes for the first three quarters, as revenues improved nearly 9% from the first quarter to the second, followed by 29% between the second and third.
But by no means are we declaring an end to the global recession. Our volumes remain marginal and materially below historical levels despite the recent improvements. At this time, we cannot accurately project when we might see a significant and sustained recovery in our broad markets. As we sit here today, we do expect fourth quarter 2009 results to exceed those of 2008. However, beyond the fourth quarter it is too early for us to set an expectation. We do not see much clarity as to the expectations for 2010 industry volumes, although the safest bet is to assume a slow recovery. Additionally, the fourth quarter is typically a period on annual price and volume negotiations with our larger OEMs and recent significant adverse currency movements will likely affect those discussions.
We expect to continue efforts to control costs, size our operations in line with current reduced levels of volumes with the ultimate goal to reducing our cash break-even levels and preserving our overall cash balances. While the management team and the new Board are continuing to review our strategic plans, returning to profitability as quickly as possible and generating cash accounts receivable clearly priorities. I would also point out that our restructuring efforts continue.
As I mentioned earlier, we recently made public our discussions with the Works Councils in France regarding our plans to reduce the workforce there by about 10% or approximately 120 people through a voluntary retirement program. We expect to execute this plan in the fourth quarter and incur approximately $13 million to $15 million severance and social costs as a result.
Lastly, we anticipate at least one of your questions being how the change in the Board Members has affected our strategic plan and the continuity of our efforts. Since it seated in August, the reconstituted Board has thus far lived up to its promise to make a renewed hard look at our plans. At this point, our goals for the Company are the same, return to profitability as quickly as possible. The approach to doing so involves improving our overall cost structure through productivity improvements, cost reduction improvements, focus on controllable expenditures. During the course of the Board’s review, up until now there have been enhancements to our tactics and alignment in our direction.
From my vantage point, I believe our momentum has in fact continued and the Board’s review of our activities is a healthy exercise, which should bring benefits to our shareholders. Throughout the proxy contest, our management team remains solely focused on execution of our immediate objectives and that focus remains.
This concludes our prepared comments for this morning. Jamie, we are now ready to take questions.

QUESTION AND ANSWER
Jim Wainright - Tecumseh Products Company — Acting President
Okay. In summary, we’ve made significant progress in improving our operations, reducing our fixed cost structure, and enhancing our overall efficiency and productivity. Unfortunately, the continued substantial decline in volumes has masked some of that progress. We continue to take further steps to streamline our operations, reduce operating costs, and conserve cash while continuing to make the critical investments new products development, on which our future success depends.
As we have mentioned in the past, all of our goals for our business continue to be formulated with the overriding objective of growing and creating value for our shareholders. With that, this concludes our conference call today. Thank you for your interest in Tecumseh and we look forward to speaking with you next quarter. Thank you and have a great day.

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